Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 25, 2017 to Prospectus dated March 16, 2015

Registration Nos. 333-202799 and 333-202799-01

Explanatory Note: This Issuer Free Writing Prospectus is identical to the Issuer Free Writing Prospectus originally filed by Hudson Pacific Properties, L.P. and Hudson Pacific Properties, Inc. on September 25, 2017, and is being refiled to ensure that this Issuer Free Writing Prospectus will appear on Hudson Pacific Properties, L.P.’s EDGAR Search Results page on the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system website.

Pricing Terms

Pricing Term Sheet

$400,000,000 3.950% Senior Notes due 2027

Issuer:	Hudson Pacific Properties, L.P.

Guarantor:	Hudson Pacific Properties, Inc.

Ratings: (Moody’s / S&P / Fitch)*:	Baa3 / BBB– / BBB–

Security Type:	Senior Unsecured Notes

Pricing Date:	September 25, 2017

Settlement Date:	October 2, 2017 (T+5)

Maturity Date:	November 1, 2027

Interest Payment Dates:	May 1 and November 1, beginning May 1, 2018

Principal Amount:	$400,000,000

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Price / Yield:	100-08 / 2.222%

Spread to Benchmark Treasury:	+ 175 basis points

Yield to Maturity:	3.972%

Coupon:	3.950%

Public Offering Price:	99.815% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to August 1, 2027, based on the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement) plus 30 basis points (0.30%)

Par Call:	On or after August 1, 2027, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date

CUSIP / ISIN:	44409M AA4 / US44409MAA45

Joint Book-Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	Fifth Third Securities, Inc. KeyBanc Capital Markets Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Deutsche Bank Securities Inc. MUFG Securities Americas Inc. Samuel A. Ramirez & Company, Inc.

Addition to page S-47 of the preliminary prospectus supplement dated September 25, 2017 related to this offering:

Notice to Prospective Investors in the United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE, or the SCA, the Dubai Financial Services Authority, or the DFSA, or any other relevant licensing authority in the UAE. The offer of the notes does not constitute a public offer of securities in the UAE in accordance with relevant laws of the UAE, in particular, the Commercial Companies Law, Federal law No. 8 of 1984 (as amended), SCA Resolution No.(37) of 2012 or otherwise. Accordingly, the notes may not be offered to the public in the UAE (including the Dubai International Financial Centre).

This prospectus supplement and the attached prospectus are strictly private and confidential and are being issued to a limited number of institutional and individual investors:

•	who qualify as sophisticated investors;

•	upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

•	must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

Each underwriter represents and warrants that it has not and will not offer, sell, transfer or deliver the notes to the public in the UAE (including the Dubai International Financial Centre).

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com or Merrill Lynch, Pierce, Fenner & Smith toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@baml.com.